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EXHIBIT 4.22

                                 FIRST AMENDMENT
                                 ---------------


                                 FIRST AMENDMENT

This First Amendment is made as of the 7th day of January, 2001, by and between SHARED TECHNOLOGIES CELLULAR, INC. (the "Company"), and WILLIAM BOLLES ("BOLLES"), hereby amending that certain referral agreement dated November 28, 2000 by and between the Company and BOLLES (the "Agreement").

NOW THEREFORE, in consideration of the promises and covenants contained herein, the receipt and adequacy of which are acknowledged, the parties agree as follows.

1. First Amended Exhibit A, Commission Schedule.

Effective as of the date first written above, Exhibit A to the Agreement is hereby superseded in its entirety with the First Amended Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment by their duly authorized agents as of the date first written above.

Shared Technologies Cellular, Inc.      William Bolles

By: /s/ SEAN P. HAYES                   /s/ WILLIAM BOLLES
    ------------------------------      -------------------------------
    Its: Executive Vice President       Date:  January 7, 2001
    Date:  January 7, 2001



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                                                 EFFECTIVE DATE: JANUARY 7, 2001

                             FIRST AMENDED EXHIBIT A

                               COMMISSION SCHEDULE

Subject to the terms and conditions of this Agreement, Commissions payable under
Section 5 of the Agreement will be based on monthly collected revenues received by the Company from the provision of Services and the sale of Equipment as follows.

1. "Puff Daddy" Combs and Jennifer Lopez Programs

(a) Equipment Sales. STC agrees to pay to BOLLES monthly Commissions in an amount equal to $0.50 per unit of Equipment sold with respect to Equipment sold pursuant to a License Agreement for either the PDC or Lopez Mark.

(b) Usage Sales.

      (i) Direct Sales. STC agrees to pay to BOLLES monthly Commissions in an amount equal to one half (1/2%) of STC's collected monthly revenues from STC's direct sale of Services through STC's IVR (integrated voice response system) or its call center, to customers in connection with the use of Equipment sold pursuant to a License Agreement for either the PDC or Lopez Mark.

      (ii) Sales by Authorized Distributors. STC agrees to pay to BOLLES monthly Commissions in an amount equal to one-half percent (1/2%) of STC's collected monthly revenues from the sale by STC and its authorized distributors of usage cards for Services, which cards are branded with the Mark pursuant to a License Agreement for either the PDC or Lopez Mark.

2. Russell Simmons Program

(a) Equipment Sales. STC agrees to pay to BOLLES monthly Commissions in an amount equal to $0.50 per unit of Equipment sold with respect to Equipment sold pursuant to a License Agreement for a Russell Simmons Mark.

(b) Usage Sales.

      (i) Direct Sales. STC agrees to pay to BOLLES monthly Commissions in an amount equal to one (1%) of STC's collected monthly revenues from STC's direct sale of Services through STC's IVR (integrated voice response system) or its call center, to customers in connection with the use of Equipment sold pursuant to a License Agreement for a Russell Simmons Mark.

      (ii) Sales by Authorized Distributors. STC agrees to pay to BOLLES monthly Commissions in an amount equal to one percent (1%) of STC's collected monthly revenues from the sale by STC and its authorized distributors of usage cards for Services, which cards are branded with the Mark pursuant to a License Agreement for a Russell Simmons Mark.

(c) STC Common Stock.

      (i) Issuance of Shares. In the event that STC obtains rights to a Russell Simmons Mark on or before February 15, 2001, whether through a License Agreement similar agreement, STC agrees to issue to BOLLES as additional consideration hereunder 1,500,000 shares of STC common stock, $.01 par value, (the "Shares").



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      (ii) Registration Rights. In the event that the Shares are issued, STC shall use its reasonable best efforts to register the Shares as soon as reasonably practicable, pursuant to a Form S-8 registration statement or such other form as STC may determine in its reasonable discretion to be appropriate for such purpose.